UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2011
__________

Z TRIM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Illinois	001-32134	36-4197173
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1011 Campus Drive Mundelein, IL 60060 (Address of principal executive offices)		60060 (Zip code)

Registrant’s telephone number, including area code: (847) 549-6002

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On March 18, 2011, we entered into a private placement subscription agreement with New York-based investment firm Brightline Ventures I, LLC ("Brightline"), pursuant to which we sold 332.6697 units consisting of Preferred Stock and warrants, for an aggregate offering price of $3,326,697. Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of the Series II 8% Convertible Preferred Stock (“Series II Preferred Stock”) at an Original Issue Price of $5.00 per share, with rights to: (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Seires II Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Seires II Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends. The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company. Payment of the dividend, mandatory redemption and any provisions requiring payment on the Series II Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 8% Senior Secired Convertible Notes due in 2011 and 2012 (the "2009 Notes")  are paid in full or until any such restrictions are waived. Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Series II Preferred Stock terms.

The Series II Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares of Preferred Stock and such majority may also waive an adjustment to the Conversion Price. The Series II Preferred Stock is convertible into a total of 3,326,697 shares of Common Stock, exclusive of the shares of Common Stock issuable in connection with the 8% dividend. Brightline also received one five-year warrant for each Unit purchased, pusuant to which the holder may purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share (“Warrants”). The total warrants issued were 4,990,046. Current Z Trim Director Edward Smith, III, is a managing partner of Brightline Capital Management, LLC, which is the investment manager of Brightline Ventures I, LLC.

We also entered into a registration rights agreement with Brightline pursuant to which we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Series II Preferred Stock and Warrants.  In connection with the offering, Brightline, as the holder of a majority of the warrants issued in connection with the 2009 Notes (the "2009 Warrants") waived any price adjustment with respcet to the 2009 Warrants.  Brightline also waived any price adjustment with respect to the warrants issued in connection with the Series I 8% Convertible Preferred Stock (the "Series I Preferred Stock Warrants") it purchased from the Company.  The Company is in the process of obtaining similar waivers from the other holders of the Series I Preferred Stock Warrants and the 2009 Warrants.

The descriptions herein are qualified in their entirety by reference to the copies of the forms of the Series II terms, Subscription Agreement, the Warrant, and the Registration Rights Agreement which are attached as exhibits hereto.

We determined that all of the securities sold and issued in the private placement were exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

Item 7.01 Regulation FD.

On March 21, 2011, Z Trim Holdings, Inc. issued a press release regarding the matters set forth above.  The press release is furnished and not filed pursuant to Instruction B.2 of Form 8-K.

Item 9.01 Financial Statements and Exhibits

No.                 Description

3.1(a)                     Illinois Statement of Resolution
4.1                     Form of Subscription Agreement
4.2                     Form of Warrant to Purchase Common Stock
4.3                     Form of Registration Rights Agreement
99                     Press Release Dated March 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Z TRIM HOLDINGS, INC.

Date: March 21, 2011	By:	/s/ Steve Cohen
Name: Steve Cohen
Title: President

INDEX TO EXHIBITS

No.	Description
3.1(a)	Illinois Statement of Resolution Establishing Series II
4.1	Form of Siubscription Agreement
4.2	Form of Warrant to Purchase Common Stock
4.3	Form of Registration Rights Agreement
99	Press Release Dated March 21, 2011, which is furnished and not filed pursuant to Instruction B.2 of Form 8-K.